Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS,

WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF

INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES G CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

HEPION PHARMACEUTICALS, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

I, Robert Foster, do hereby certify:

FIRST: That I am the duly Chief Executive Officer of Hepion Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).

SECOND: On November 2, 2022, the Board of Directors of the Corporation approved resolutions designating as “Series G Convertible Redeemable Preferred Stock” (the “Series F Preferred”) an aggregate of 100,000 of the shares of Preferred Stock that the Company is authorized to issue pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Series G Convertible Preferred Stock of Hepion Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on November 4, 2022 (the “Series F Certificate of Designation”)

THIRD: Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), and unless otherwise set forth in the Certificate of Incorporation or the Certificate of Designation, the Corporation may by resolution or resolutions adopted by the Corporation’s Board of Directors amend the Series G Certificate of Designation.

FOURTH: As of the date hereof, there are no shares of Series G Preferred issued and outstanding.

FIFTH: Pursuant to such Section 151(g) of the DGCL, the Certificate of Incorporation, and the Certificate of Designation, on November 6, 2022, the Board of Directors of the Corporation adopted and approved the following resolutions, with the effect of amending the Certificate of Designation:

RESOLVED, that pursuant to the Certificate of Designation of Series F Convertible Redeemable Preferred Stock of the Corporation (the “Series F Certificate of Designation”), filed with the Secretary of State of the State of Delaware on November 4, 2022 pursuant to Section 151 of the Delaware General Corporation Law, the Corporation was authorized to issue 100,000 shares of Series G Convertible Redeemable Preferred Stock (“Series F Preferred”), as a series of the Corporation’s authorized Preferred Stock, par value $0.0001 per share.

RESOLVED FURTHER, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Series G Certificate of Designation is hereby amended by adding a new Section 11 to read in its entirety as follows

“Section 11—Ranking. The shares of Series G Preferred Stock shall be junior in rank to the Corporation’s Series A Convertible Preferred Stock with respect to the preferences as to dividends, redemption, or distribution of assets and payments upon the liquidation, dissolution and winding up of the Corporation.”

RESOLVED FURTHER, that the appropriate officers of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a Certificate of Amendment (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effectuate the amendment to the Series F Certificate of Designation to include the new Section 11 with respect to ranking and to take any and all other actions deemed necessary or appropriate to effectuate this resolution. further

RESOLVED FURTHER, that any officer of the Corporation be, and each hereby is, authorized and directed in the name and on behalf of the Corporation to prepare, file and deliver any and all notices or other filings that may be required by applicable law as determined by such officer(s), the Certificate of Designation or the Certificate of Amendment.

*********************

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 7th day of November 2022.

/s/ Robert Foster
Name: Robert Foster
Title: Chief Executive Officer